Filed Pursuant to
                                                                Rule 424(b)(3)
                                                            File No. 333-37635

                         PRICING SUPPLEMENT NO. 10 DATED
                         DECEMBER 16, 1997 TO PROSPECTUS
                      DATED OCTOBER 31, 1997 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 1997

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 31, 1997, as amended and supplemented by the Prospectus Supplement dated October 31, 1997 (the "Prospectus").

Aggregate Principal Amount: $15,000,000

Issue Price:                100% of Principal Amount

Original Issue Date
 (Settlement Date):         December 29, 1997

Stated Maturity Date:       January 15, 2009

Interest Rate:              6.58%

Interest Payment Dates:     March 15 and September 15 commencing March 15, 1998

Type of Notes Issued:       [X] Senior Notes         [X] Fixed Rate Notes
                            [ ] Subordinated Notes   [ ] Floating Rate Notes

Optional Redemption:        [ ] Yes
                            [X] No

Form of Notes Issued:       [X] Book-Entry Notes
                            [ ] Certificated Notes

CUSIP Number:               09700WAK9

                             PURCHASE AS AGENT

        This Pricing Supplement relates to $15,000,000 aggregate principal amount of Notes, 50% of which are being sold through PaineWebber Incorporated ("PWI") and 50% of which are being sold through Morgan Stanley & Co. Incorporated ("Morgan") as Agents. The aggregate net proceeds payable by PWI and Morgan to Boeing Capital Corporation (the "Company") will be 99.632% of the aggregate principal amount of the Notes, or $14,944,800 before deduction of expenses payable by the Company. In connection with the sale of the Notes, PWI and Morgan will each be paid 50% of the aggregate commission by the Company in the amount of .368% of the aggregate principal amount of the Notes, or $55,200.